EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact: Eugene F. Hovanec

Vice President, Finance &

Chief Financial Officer

(805) 388-3700

Vitesse Announces Acquisition of

Multilink Technology Corporation

Camarillo, CA (June 9, 2003)—Vitesse Semiconductor Corporation (NASDAQ:VTSS) (“Vitesse” or the “Company”) today announced a definitive agreement to acquire all of the outstanding equity interests of Multilink Technology Corporation (NASDAQ:MLTC) (“Multilink”) for approximately 4.2 million shares of Vitesse common stock. Under the terms of the agreement, each outstanding share of Multilink common stock will be exchanged for 0.5493 shares of Vitesse common stock. Based on the closing price of Vitesse common stock on Friday, June 6, the deal is valued at approximately $22.9 million.

The transaction is subject to customary closing conditions, including the approval by Multilink’s stockholders. The transaction is anticipated to close in the third calendar quarter of 2003 and is not expected to be material to Vitesse’s earnings (loss) per share. At the time of closing, Multilink is expected to have, net of liabilities and future commitments, approximately $8-12 million in cash. It is also expected that by the time the transaction closes, Multilink will have reduced its workforce to approximately 45 employees, most of whom will be engaged in product development activities. Dr. Richard Nottenburg, Chairman, President & Chief Executive Officer of Multilink, will lead this team and will assume the position of Vice President of Backplane Products.

“The acquisition of Multilink brings not only a highly experienced team of system, mixed signal and digital design engineers that have successfully developed products for OC-192 transport, Forward Error Correction, 10 Gigabit Ethernet, and high speed backplanes, but also a family of products already in production which would cost Vitesse more than the purchase price to reproduce,” said Lou Tomasetta, President and Chief Executive Officer of Vitesse. “ I am also pleased that Rich Nottenburg will lead the product team, which will be augmented by existing Vitesse resources to expand our ongoing efforts in Ethernet, Fibre Channel and backplane physical layer products.”

“The merger enables Multilink to leverage its valuable intellectual property and new product offerings for the Metro, Access and Enterprise markets within a diversified and proven product platform. Combining with Vitesse will drive greater value for our customers and shareholders and enable us to grow our business going forward,” stated Dr. Nottenburg.

Vitesse will hold a conference call on June 9, 2003 at 2:00 p.m. PDT and it will be web cast live on Vitesse’s Web site at www.vitesse.com. Those without Internet access may listen to a live audio of the call by telephone by calling 1-888-201-8018 (United States and Canada) or 1-706-634-1300 (International). Conference name is “Vitesse Semiconductor Corporation”.

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Vitesse is a leading designer and manufacturer of innovative silicon solutions and optical devices used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

Multilink Technology Corporation designs, develops and markets advanced-mixed-signal integrated circuits and VLSI products that enable the next generation of high-speed optical networking systems. By providing its customers with sophisticated products developed by utilizing its systems level expertise and a high level of component integration, Multilink facilitates its customers’ ability to meet their time-to-market requirements. Multilink’s products span the markets from Ethernet and Storage Access to Long Haul optical transport equipment with a focus on the fastest commercially available speeds from 1 Gb/s to 10 Gb/s. Multilink is headquartered in Somerset, New Jersey.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected growth in the storage, enterprise and metro market sectors, Vitesse’s expected operating expenses, Multilink’s operations and financial condition at closing, and product development plans. Actual results could differ materially from these forward looking statements for a variety of reasons, including among other things, costs associated with acquisitions and the integration of acquired businesses, including Multilink, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market, difficulties in bringing new products to market and possible future write-downs of assets in connection with acquisitions we have completed. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including Vitesse’s Annual Report on Form 10-K for the year ended September 30, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003, and Multilink’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-K for the quarter ended March 31, 2003.

Multilink Technology Corporation, its officers and directors may be deemed to be participants in the solicitation of proxies from Multilink shareholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Multilink’s proxy statement filed with the SEC on April 25, 2003. This document is available free of charge at the SEC website at www.sec.gov and from the Multilink contact listed below.

SHAREHOLDERS OF VITESSE SEMICONDUCTOR CORPORATION AND MULTILINK ARE URGED TO READ THE JOINT PROXY STATEMENT-PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4 TO BE FILED BY VITESSE WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THIS DOCUMENT WILL BE AVAILABLE FREE OF CHARGE ON THE SEC WEBSITE AT WWW.SEC.GOV AND FROM VITESSE SEMICONDUCTOR CORPORATION AND MULTILINK TECHNOLOGY CORPORATION THROUGH THE CONTACTS LISTED BELOW.

Multilink Contact:

Richard Sawchak, Director of Investor Relations

Tel: (732) 537-3776     Fax: (732) 537-3781

Vitesse Contact:

Yatin Mody, Vice President Finance

Tel: (805)388-3700     Fax: (805) 388-7565